Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of NetClass Technology Inc on Form S-8 of our report dated March 25, 2024, with respect to our audits of the consolidated financial statements of NetClass Technology Inc as of September 30, 2023 and 2022 and for the years ended September 30, 2023 and 2022 appearing in the Annual Report on Form 20-F of NetClass Technology Inc for the year ended September 30, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

April 2, 2025

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com